AMENDMENT NO. 1 TO NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AMENDMENT AGREEMENT is made between CELL MEDX CORP., a Nevada corporation (hereinafter referred to as the “Company”), and Bradley Steven Hargreaves (hereinafter referred to as the “Optionee”) effective as of the 30 day of November, 2014.

WHEREAS:

A. The Company and the Optionee entered into a Non-Qualified Stock Option Agreement  (the “Option Agreement”) dated effective as of the 25th day of November, 2014 (the “Grant Date”) for the grant to the Optionee of options to purchase up to an aggregate of 10,000,000 shares of the Company’s common stock at an exercise price of $0.05 per share and subject to certain vesting provisions, as set forth in the Option Agreement; and

B. The Company and the Optionee wish to amend the terms of the Option Agreement as set forth herein,

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1. Unless otherwise defined in this Agreement, capitalized terms used herein and in the recitals hereto shall have the meanings set forth in the Option Agreement.

2. The parties agree that the Option Agreement shall be, and hereby is, amended by deleting the definitions of the “First Clinical Trial”, the “Second Clinical Trial” and the “Third Clinical Trial” appearing in Section 2(b) of the Option Agreement in their entirety and replacing those definitions with the following:

The “First Clinical Trial” means a pilot clinical trial conducted on human subjects designed to test the safety and efficacy of the e-balance Technology as an adjunctive treatment for diabetes mellitus. Objectives for this trial will include the identification of markers of improved diabetic control, insight into optimal treatment parameters, magnitude and timing of clinical effects, and measurement of overall efficacy while monitoring for any potential adverse effects.

The “Second Clinical Trial” means a controlled clinical trial conducted on human subjects to evaluate the safety and efficacy of the e-balance Technology in a more formal multicenter format.  Specific objectives and study endpoints will be informed by the results of the First Clinical Trial.  The magnitude of the e-balance Technology’s bioelectric impacts on diabetes management and outcomes will be investigated over a longer time frame, while seeking to establish optimal prescriptions of current dosing, frequencies, timing, waveform, pulsing, and patterning.  The Second Clinical Trial will also include a series of investigations in vitro and in diabetic model animals to further elucidate mechanisms of action, limits of dosing safety, and to explore for occult adverse effects of bioelectrical therapies.

The “Third Clinical Trial” means a formal, controlled & blinded clinical trial conducted on human subjects designed to demonstrate efficacy and safety of the e-balance device, adhering to the rigorous standards of an FDA approved and monitored Investigational New Device, and producing data adequate to support the Pre-Marketing Approval (PMA) application as well as subsequent filings with regulatory agencies in non-U.S. jurisdictions. The claims for the device will be driven by the discoveries of the First Clinical Trial and the Second Clinical Trial as well as animal safety data. The study design will examine the efficacy of the e-balance Technology in ameliorating the signs and symptoms of diabetes mellitus, reducing the incidence and/or impact of common complications of diabetes, and improving overall diabetes control. The cost implications of such benefits will also be examined.

3. Except as modified by this Agreement, the Option Agreement, including the remainder of those provisions of Section 2(b) of the Option Agreement other than the definitions set forth in Section 2 of this Amendment Agreement, remains in full force and effect in accordance with its terms, and are hereby ratified and confirmed in all respect by the Company and the Optionee.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterpart have been signed by each party hereto and delivered to the other parties.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

CELL MEDX CORP.
a Nevada corporation by its authorized signatory:	/s/ Bradley Steven Hargreaves
BRADLEY STEVEN HARGREAVES

/s/ Frank E. McEnulty
Name: Frank E. McEnulty
Title: Chief Executive Officer and Director